Exhibit 99.1

Safeguard Scientifics Announces First Quarter 2012 Financial Results

  Steady Partner Company Growth Validates Safeguard’s Strategic Focus
  Net Cash, Cash Equivalents and Marketable Securities Totaled $188.5 Million at March 31, 2012
  Live Conference Call and Webcast Today at 9:00am EDT at www.safeguard.com/results

WAYNE, Pa.--(BUSINESS WIRE)--April 26, 2012--Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced that its consolidated net loss for the three months ended March 31, 2012 was $9.7 million, or $0.46 per share, compared with net loss of $9.0 million, or $0.44 per share, for the same period in 2011. For full-year 2012, Safeguard projects partner company aggregate revenue in a range of $160 million to $165 million. Results for Safeguard partner companies are reported on a one-quarter lag.

“Building value and realizing that value with a well-timed exit remains our path to continued financial strength and flexibility, as well as enhanced shareholder value,” said Peter J. Boni, President and CEO of Safeguard. “Our vision—to be the preferred catalyst to build great companies—remains resolute. Steady growth and expansion at our partner companies, despite the fragile state of the macro-economy, continues to validate Safeguard’s strategic focus. The addition of two new technology partner companies during the quarter, combined with follow-on financings and our mezzanine lending initiative, is especially encouraging. Our deal flow remains strong, predominantly in the areas of cloud, mobile, data analytics, information technology and healthcare. This is reflective of the major themes—Maturity, Migration, Convergence, Compliance and Cost Containment—we’ve identified that drive growth and attract entrepreneurs who need capital, operational support and strategy guidance from Safeguard.”

“Safeguard’s 16 partner companies represent an aggregate of $174.5 million in capital deployed at March 31, 2012,” said Stephen T. Zarrilli, Senior Vice President and Chief Financial Officer. “As of the same date, our cash, cash equivalents and marketable securities totaled $234.4 million. Net cash equaled $188.5 million, after subtracting the total carrying value of debt outstanding of $45.9 million. For the quarter ended March 31, 2012, cash operating expenses were $6.7 million, or $0.32 per share, and capital deployed totaled $19.1 million. We reiterate our 2012 projection for uses of cash to be between $100 million and $150 million, including capital deployment into new partner companies, follow-on funding for current partner companies, corporate expenses, and platform expansion.”

LIFE SCIENCES PARTNER COMPANIES HIGHLIGHTS

Alverix, Inc. (San Jose, CA – Initial Revenue Stage) produces novel, handheld and pocket-sized medical diagnostic instruments that enable central laboratory-quality results to be achieved in physician offices, laboratory outreach locations, retail clinics and homes where immediate access to test results is critical to improving patient outcomes. In addition, Alverix’s point-of-care connectivity platforms provide for timely delivery of content rich diagnostic information that facilitates more efficient and effective healthcare decision making. Alverix and Becton, Dickinson (BD) have co-developed and BD is commercializing a proprietary point-of-care system that improves near patient infectious-disease diagnoses. After 510(k) clearance and CLIA waiver, the BD Veritor™ System was launched in the U.S. market in December 2011 with a test for influenza. Approval in Japan was received in January 2012 for influenza and strep A, and sales commenced in March 2012. BD anticipates launching further tests on the BD Veritor platform over the next several years. Alverix expanded its intellectual property portfolio during the quarter ended March 31, 2012 with the addition of two key patents, bringing its issuance total to 21. The company remains focused on growing its point-of-care platform business through co-development of near patient test systems with select partners and through development of its own systems. Safeguard has deployed $8.4 million of capital in Alverix since October 2007 and has a 50% primary ownership position.

Good Start Genetics, Inc. (Cambridge, MA – Initial Revenue Stage) is an innovative, molecular diagnostic company that has developed more accurate and comprehensive pre-pregnancy genetic tests based on proprietary gene-sequencing technology, designed to replace genotyping-based tests currently on the market. The company’s CLIA-approved offering launched in early 2012 and allows improved identification of carriers of heritable genetic disorders, enabling physicians to help prospective parents make more knowledgeable medical decisions before conception. During the quarter ended March 31, 2012, Good Start Genetics announced the initial closing of a $14 million Series B Preferred Stock financing, which was led by existing investors Safeguard, OrbiMed Advisors, and SV Life Sciences. Proceeds from this financing will be used to augment commercial efforts for the company’s pre-conception carrier screening tests, and to support continued R&D efforts around its proprietary technology platform for future applications. In addition, Good Start Genetics expanded its senior management team with a Chief Financial Officer, a VP of Human Resources, and a VP of Customer Care and Reimbursement. Operating in a fast-growing $4.7 billion segment of the U.S. clinical laboratory testing market, Good Start Genetics’ platform may also be a valuable tool in oncology, cardiovascular and/or adult genetic disorder applications. Safeguard has deployed $10.5 million of capital in Good Start Genetics since September 2010 and has a 29% primary ownership position.

Medivo, Inc. (New York, NY – Initial Revenue Stage) is a healthcare IT company that provides data analytics and lab testing services via the Internet that empower and enable patients and physicians to improve health. The company’s convenient online, HIPAA-compliant platform connects patients to a nationwide network of physicians, lab service centers and home testing services. The company offers two services to physicians and patients, respectively. PatientPath is a free service that organizes lab results into convenient reports to identify patients needing follow-up care. Medivo Monitor offers patients a free support service, customized by disease state, for ongoing education, lab testing and office visit scheduling. Nearly 1.4 million tests were ordered through Medivo in 2011. During the quarter ended March 31, 2012, Medivo acquired WellApps, a developer of mobile health applications that help patients manage chronic diseases. Safeguard deployed $6.3 million in Medivo in November 2011 and has a 30% primary ownership position.

NovaSom, Inc. (Baltimore, MD – Expansion Stage) provides diagnostic devices and services for home testing and evaluation of sleep-disordered breathing, including obstructive sleep apnea (OSA). NovaSom’s Home Sleep Test, AccuSom®, has Medicare approval and U.S. Food and Drug Administration (FDA) clearance for diagnosis of OSA in adults, a fast-growing $4 billion domestic market. The company has integrated the system into a cloud-based, collaborative patient-management platform for physicians and payers. AccuSom uses the Verizon Wireless network to collect and transfer data from the patient’s home to a proprietary cloud-based sleep apnea management platform for physician interpretation and diagnosis. During the quarter ended March 31, 2012, NovaSom services were added to the roster of program benefits available to the more than 38 million participants of UnitedHealthcare plans. Safeguard deployed $20 million in NovaSom in June 2011 and has a 30% primary ownership position.

NuPathe Inc. (NASDAQ:PATH) (Conshohocken, PA – Development Stage) is a biopharmaceutical company focused on innovative neuroscience solutions for diseases of the central nervous system, including neurological and psychiatric disorders. NuPathe’s lead product candidate, NP101, is an active, single-use transdermal sumatriptan patch being developed for the treatment of migraine, and is the first-ever submission to the FDA of a transdermal patch for migraine treatment. The patch is designed to provide migraine patients fast onset and sustained relief of debilitating migraine symptoms including headache pain and migraine-related nausea (MRN). In August 2011, NuPathe received a Complete Response Letter (CRL) from the FDA regarding the New Drug Application (NDA) for its migraine patch. NuPathe met with the FDA on November 9, 2011, to discuss the questions raised in the CRL. This meeting resulted in NuPathe’s clear understanding and plan to address the remaining issues for approval. NuPathe remains on track to resubmit its NDA in the first half of 2012 and expects that the resubmission will result in a six-month review. In the meantime, preparation continues for the commercial launch of the migraine patch. NuPathe has two additional proprietary product candidates based on its LAD, or Long-Acting Delivery, biodegradable implant technology that offers improved control, consistency and convenience of long-term medication delivery. NP201, for the continuous symptomatic treatment of Parkinson’s disease, utilizes a leading FDA-approved dopamine agonist, ropinirole, and is being developed to provide up to two months of continuous delivery. NP202, for the long-term treatment of schizophrenia and bipolar disorder, is being developed to address the long-standing problem of patient noncompliance by providing three months of continuous delivery of risperidone, an atypical antipsychotic. NuPathe is actively seeking partnerships to maximize the commercial potential for its pipeline products in the U.S. and territories throughout the world. During the quarter ended March 31, 2012, NuPathe received notices of allowance for two U.S. patent applications, one offering patent protection through 2025 for NP202 and another extending protection through 2027 for NP101. NuPathe’s initial public offering of common stock in August 2010 raised $50 million in gross proceeds. The company expects to raise additional capital in 2012 to fund operations. Safeguard has deployed $18.3 million of capital in NuPathe since September 2006 and owns 18% of its outstanding common shares.

PixelOptics, Inc. (Roanoke, VA – Initial Revenue Stage) is a medical technology company that developed and has begun to commercialize emPower!, the world’s first and only electronically focusing prescription eyewear. emPower! uses dynamic technology to change focus automatically and silently without moving parts, reducing or eliminating perceived distortion and other limitations associated with multifocal lenses. Approximately 62 million pairs of progressive lenses are sold per year and every 1% penetration could represent an estimated $400 million in revenue. emPower! user feedback remains strongly positive as work continues to strengthen PixelOptics’ global supply chain. Safeguard has deployed $27.1 million in PixelOptics since April 2011 and has a 25% primary ownership position.

Putney, Inc. (Portland, ME – Expansion Stage) is a rapidly growing specialty pharmaceutical company developing high-quality, cost-effective generic medicines for pets. While Americans fill 78% of their own prescriptions with generics, only 6% of the drugs approved by the FDA for dogs and cats have a generic equivalent, according to Putney’s analysis of FDA Center for Veterinary Medicine approvals. Putney met key goals in 2011, including submissions to the FDA. During the quarter ended March 31, 2012, Putney continued to meet or exceed expectations including expanding its team with several key hires in operations and quality. In addition, Jean Hoffman, Putney’s Founder, President and CEO, was named Mainebiz 2012 Business Leader of the Year. The total global market for companion animal pharmaceuticals is estimated to be $5.7 billion. From 2008 to early 2011, 25 M&A transactions for generic pharmaceutical businesses have been completed at an average revenue multiple of 3x. Safeguard deployed $10.0 million of capital in Putney in September 2011 and has a 28% primary ownership position.

TECHNOLOGY PARTNER COMPANIES HIGHLIGHTS

AdvantEdge Healthcare Solutions, Inc. (AHS) (Warren, NJ – High Traction Stage) is a technology-enabled provider of revenue cycle management services, informatics and expertise which enables healthcare providers to maximize financial performance and eliminate compliance risks. AHS has over 500 employees in eight operating centers and collects nearly $1 billion for its physician clients using its own proven technology. In an industry with over 1,000 companies, AHS is recognized as one of the top 10 medical billing, coding, and practice management companies in the nation. AHS clients include hospital-based physicians, hospitals, ambulatory surgery centers, and large office-based groups. AHS continues to gain meaningful scale through organic growth and strategic acquisitions. With its recent acquisition of COMPUDATA, a medical-billing firm focused on Ohio and Pennsylvania anesthesia practices, AHS has completed five acquisitions since mid-2009. Including acquisition activity, AHS revenue increased 40% in 2011 to approximately $40 million. The U.S. market opportunity exceeds $4 billion annually with fewer than 20% of physician practices outsourcing billing and practice management. Safeguard has deployed $15.3 million of capital in AHS since November 2006 and has a 40% primary ownership position.

Beyond.com, Inc. (King of Prussia, PA – Expansion Stage) is the premier Career Network focused on helping people grow and succeed professionally. A major player in the $12 billion online job recruitment market, Beyond.com represents the largest network of niche career communities, helping employers and job seekers to pinpoint the most relevant opportunities based on location, industry and expertise. In 2011, the company added to its sales and marketing staff, opened a sales office in Indianapolis, surpassed the one million mark in downloads of its mobile job search apps, and elevated HealthcareJobsite.com to the #1 position among healthcare recruitment sites, according to comScore traffic data and the About.com Readers’ Choice Awards. Beyond.com’s revenue grew 22% in 2011. Safeguard deployed $13.5 million of capital in Beyond.com in March 2007 and has a 38% primary ownership position.

Bridgevine, Inc. (Vero Beach, FL – High Traction Stage) acquires customers for Internet, phone, television, wireless, entertainment and other service providers and advertisers through its intelligent online shopping engine and marketing platform. Improvements to Bridgevine’s technology platform helped enhance profitability and drive 2011 revenue to approximately $38 million. The company’s business model is highly scalable, enabling significant growth without a proportionate increase in costs. Safeguard has deployed $10.0 million of capital in Bridgevine since August 2007 and has a 23% primary ownership position.

DriveFactorTM (Richmond, VA – Initial Revenue Stage), previously known as Crimson Informatics, combines mobility technology and high-powered data and analytics software into a single, revolutionary offering in the usage-based auto insurance (UBI) market. UBI analyzes data on driver behavior, and enables underwriters to base insurance coverage on more detailed information. DriveFactor’s offering helps drivers improve their driving and benefit from personalized rates and safe-driver discounts. As the demand for UBI has grown in the U.S. and throughout Europe, DriveFactor has secured large marquee customers for wide scale rollouts. According to a 2011 report by management consultant A.T. Kearney, the potential U.S. market alone for usage-based insurance could grow to 55 million subscribers from less than 1 million today. By 2014, more than 20% of U.S. and European vehicles are likely to have embedded data-capturing hardware, the Kearney report said. Safeguard deployed $1.7 million of capital in DriveFactor in December 2011 and has a 24% primary ownership position.

Hoopla Software, Inc. (West Chester, PA – Initial Revenue Stage) has developed a complete performance optimization system designed to steer the actions and behaviors of employees. Hoopla’s platform leverages enterprise data, advanced game mechanics and sophisticated communication tools to cultivate a high performance culture and drive results. According to Gartner Research, more than 50% of organizations that manage innovative, incentive-based processes will “gamify” those processes by 2015. Safeguard deployed $1.3 million in Hoopla in December 2011 and has a 25% primary ownership position.

Lumesis, Inc. (Stamford, CT – Initial Revenue Stage) provides robust visualization and analytical tools and time-sensitive notifications for the fixed income marketplace. The company’s lead product, DIVER, is an interactive, web-based, fixed income research tool that offers more than 130 data sets from more than 30 distinct sources. DIVER provides timely and meaningful demographic and economic data that impact the fiscal well-being of states, counties and other municipalities and includes data and portfolio visualization tools, analytics and notification applications. Safeguard deployed $2.2 million in February 2012 and has a 32% primary ownership position.

MediaMath, Inc. (New York, NY – High Traction Stage) provides enterprise-class technology and services to advertisers and their agencies to make more efficient, effective and profitable marketing decisions. MediaMath brings together all digital media and data across billions of daily impressions, providing a powerful and flexible platform that simplifies planning, execution, optimization and analytics. The company was first to market with its technology in 2007 and continues to build on its advantage. Its enhanced media buying platform, TerminalOne™, allows marketers to directly manage campaigns according to specific objectives. In late 2011, MediaMath was named the #1 demand-side platform (“DSP”) vendor by Forrester Research based on media access, depth of audience-management capabilities and algorithmic optimization. Forrester reviewed the products of 36 DSPs. During the quarter ended March 31, 2012, MediaMath formed a joint venture with Swiss media sales and marketing firm PubliGroupe to offer a digital media-buying platform to agencies and marketers in Austria, Germany and Switzerland. Safeguard has deployed $16.9 million of capital in MediaMath since July 2009 and has a 22% primary ownership position.

Spongecell, Inc. (New York, NY – Expansion Stage) is a digital advertising technology company that enhances standard banner ads with rich interactive features including video, social media, interactive maps, carousels, downloadable/SMS coupons, and more. Spongecell allows companies to collect data and analytics that provide a detailed portrait of audiences that cannot be produced in other advertising platforms. Spongecell competes in the display advertising market, which is expected to grow to $27.6 billion in 2016, a compound annual growth rate of 20% from 2011. Safeguard deployed $10 million in Spongecell in January 2012 and has a 23% primary ownership position.

ThingWorx, Inc. (Exton, PA – Initial Revenue Stage) is a software platform designed to accelerate development of applications connecting people, systems and devices, amplifying productivity through collective intelligence and user-driven information. The platform’s ability to link people and systems with the physical world unlocks value in manufacturing, utilities and energy, as well as in smart homes, cities, agriculture, transportation, infrastructure, and medical devices. In 2011, ThingWorx expanded significantly to support increased adoption of its Connected Application platform. As a result of its traction, ThingWorx was selected by AlwaysOn as a Venture Summit Mid-Atlantic 100 Winner. During the quarter ended March 31, 2012, ThingWorx announced its partnership with Carnegie Mellon University’s Pennsylvania Smart Infrastructure Incubator to develop applications for managing data gathered from sensors and other connected devices tied to physical infrastructure. Safeguard deployed $5 million in ThingWorx in February 2011 and has a 30% primary ownership position.

PLATFORM EXPANSION

Safeguard’s partnership with Penn Mezzanine augments our capabilities as a growth capital provider and generates opportunities to manage external sources of capital. This initiative is expected to produce current interest income, as well as future management fee income and profit participation. Led by a team of experienced mezzanine lenders, this platform enables Safeguard to provide flexible financing strategies to current and prospective partner companies, as well as other potential borrowers.

In August 2011, Penn Mezzanine closed its first fund, having raised more than $64 million in the aggregate, including Safeguard’s $30 million. As of March 31, 2012, Penn Mezzanine had deployed an aggregate of $26.4 million in seven companies yielding 12.8%. Safeguard deployed $3.9 million in Penn Mezzanine in August 2011 and has a 36% ownership position. In addition, as of March 31, 2012, Safeguard had deployed a total of $12.2 million in connection with Penn Mezzanine’s lending activities, of which $9.8 million remained outstanding at that date. Interest income for the period related to Penn Mezzanine activities was $0.6 million. Planning is underway for the continued evolution of this vehicle as a long-term activity for Safeguard.

SAFEGUARD SCIENTIFICS FIRST QUARTER 2012 CONFERENCE CALL
Please call at least 10 minutes prior to the call to register.

Date: Thursday, April 26, 2012

Time: 9:00am EDT

Webcast: www.safeguard.com/results

Conference ID#: 71553711

Call-in Number: 800-537-0745
(International) +678-825-8236

Replay Number: 855-859-2056
(International) +404-537-3406
Replay available through May 25, 2012 at 11:59pm EDT

Podcast: www.safeguard.com/podcast
Available approximately 24 hours after the conclusion of the call

Speakers: President and CEO Peter J. Boni; Senior Vice President and CFO Stephen T. Zarrilli

Format: Discussion of first quarter 2012 financial results followed by Q&A.

For more information please contact IR@safeguard.com.

EVENTS
Safeguard is scheduled to present at the following conferences in May 2012:

  May 8-9 – Safeguard Scientifics-Sponsored Investor Meetings, London, United Kingdom
  May 14-17 – The MoneyShow Las Vegas, Caesars Palace, Las Vegas, NV
  May 21 – B. Riley & Co. 13th Annual Investor Conference, Loews Santa Monica Beach Hotel, Santa Monica, CA
  May 22 – Safeguard Scientifics-Sponsored Investor Meetings, Los Angeles, CA

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine, Specialty Pharmaceuticals and selected healthcare services, and technology companies in Internet / New Media, Financial Services IT, Healthcare IT and selected business services with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information, please visit our website at www.safeguard.com, our blog at blog.safeguard.com, download our web app at app.safeguard.com, or you can follow us on Twitter (twitter.safeguard.com), StockTwits (stocktwits.safeguard.com), SlideShare (slideshare.safeguard.com), LinkedIn (linkedin.safeguard.com), and YouTube (youtube.safeguard.com).

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our partner companies, acquisitions and dispositions of interests in partner companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our partner companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. As a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this news release.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2012	2011

Assets
Cash, cash equivalents and marketable securities	$220,133	$241,285
Restricted cash equivalents and cash held in escrow	11,665	11,570
Other current assets	4,628	1,081
Total current assets	236,426	253,936
Ownership interests in and advances to partner companies and funds	122,976	114,169
Loan participations receivable	7,538	7,587
Available-for-sale securities	10,261	5,184
Long-term marketable securities	14,262	16,287
Long-term restricted cash equivalents	4,752	7,128
Other assets	2,454	2,345
Total Assets	$398,669	$406,636

Liabilities and Equity
Total current liabilities	$4,484	$8,516
Other long-term liabilities	4,093	4,146
Convertible senior debentures - non-current	45,862	45,694
Total equity	344,230	348,280
Total Liabilities and Equity	$398,669	$406,636

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended March 31,
	2012	2011

Operating expenses	$4,743	$4,884
Operating loss	(4,743)	(4,884)
Other income (loss), net interest and equity income (loss)	(4,917)	(4,126)

Net loss before income taxes	(9,660)	(9,010)
Income tax benefit	-	-
Net loss	$(9,660)	$(9,010)

Net loss per share:
Basic	$(0.46)	$(0.44)
Diluted	$(0.46)	$(0.46)

Average shares used in computing basic and diluted loss per share:	20,879	20,678

Safeguard Scientifics, Inc.
Segment Results
(in thousands)

	Three Months Ended March 31,
	2012	2011

Operating Loss (a)
Life Sciences	$-	$-
Technology	-	-
Penn Mezzanine	(2)	-
Total segment results	(2)	-
Other items (c)	(4,741)	(4,884)
	$(4,743)	$(4,884)

Net Income (Loss) (b)
Life Sciences	$(2,612)	$735
Technology	(1,287)	(3,568)
Penn Mezzanine	450	-
Total segment results	(3,449)	(2,833)
Other items (c)	(6,211)	(6,177)
Net loss	$(9,660)	$(9,010)

(a) Operating loss represents the revenue less operating expenses of each segment.

(b) Net income (loss) includes the net results of each segment, including other income (loss), net interest and equity income (loss).

(c) Other items includes corporate expenses, income taxes, and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 16 partner companies as of March 31, 2012, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our partner companies and other holdings. Carrying value of an equity method partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies.

	March 31,
	2012

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity method partner companies	$113,953	$156,267
Other holdings	9,023	37,768
	$122,976	$194,035

Available-for-sale securities	$10,261	$27,349

CONTACT:
Safeguard Scientifics, Inc.
John E. Shave III
Vice President, Business Development and Corporate Communications
610-975-4952